CERTIFICATE OF DESIGNATION, PREFERENCES AND RIGHTS

                                       Of

                      Series D Convertible Preferred Stock

                                       Of

                         LEASING TECHNOLOGY INCORPORATED

                   Pursuant to Section 16-10a-602 Utah Revised
                            Business Corporation Act


          We, Karl Badger, President and Stephen B. Spencer, Secretary of Leasing Technology Incorporated, a corporation organized and existing under the Laws of the State of Utah, in accordance with the provisions of Section 16-10a-602 thereof, DO HEREBY CERTIFY:

          That pursuant to the authority conferred upon the Board of Directors by the Certificate of Incorporation of said Corporation, the said Board of Directors on February 20, 1997, adopted a resolution creating a series of Series D Convertible Preferred Stock and that the designations and amounts thereof and the powers, preferences and relative, participating, optional and other special rights of the shares of such series, and the qualifications, limitations or restrictions thereof are as follows:

    1.   Designation of Series and Number of Shares.

          A series of Preferred Stock is hereby designated "Series D Convertible Preferred Stock" (hereinafter referred to as "Series D Preferred Stock"), and the number of shares which shall constitute such Series shall be 300,000 shares, which number of shares may be increased or decreased (but not below the number of shares thereof then outstanding) from time to time by the Board of Directors. Shares of Series D Preferred Stock shall be issued and become outstanding as determined by the Board of Directors from time to time.

    2.   Dividends.

          If dividends are declared on the Common Stock of the Corporation, the holders of Series D Preferred Stock shall be entitled to receive such dividends as they would have received had their shares of Series D Preferred Stock been converted into common shares. The holders of Series D Preferred Stock shall be entitled to such dividends even if their shares of Series D Preferred Stock are not eligible to be converted into common shares at the time the dividends are

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declared.  Notwithstanding the foregoing, the holder of Series D Preferred Stock shall not be entitled to receive any dividend with respect to any spinoff or distribution of the shares of Golf Ventures, Inc. in the event such shares are distributed to the Shareholders of the Corporation. Other than as described above, the holders of Series D Preferred Stock shall not be entitled to receive any dividends.

    3.    Conversion of Series D Preferred  Stock into Common Stock.

          The holders of record of Series D Preferred Stock shall have the right, at their option, to convert such shares into shares of common stock of the Corporation ("LTI Common Stock") or of common stock of Fan-Tastic, Inc. ("FTI Common Stock") in accordance with and subject to the following terms and conditions:

          (a) After June 30, 2000 and before September 30, 2000, each outstanding share of Series D Preferred Stock may be convertible into fully paid and non- assessable shares of LTI Common Stock at the rate of that number of LTI Common Stock equal to the number that is represented by the total net income of Fan-Tastic, Inc. for the three (3) year period ended March 31, 2000 divided by $1,000,000 times ten (10) divided by seventy percent (70%) of the average trading price of the LTI Common Stock, with June 30, 2000 being the determination date.

          (b) After June 30, 2000 and before September 30, 2000, if the total net income of Fan-Tastic, Inc. for the three (3) year period ended March 31, 2000 is equal to or exceeds $1,000,000, each share of Series D Preferred Stock may be convertible into fully paid and non-assessable shares of common stock of Fan-Tastic, Inc. at a rate equal to that number of Fan-Tastic Common Stock that is equal to sixty one and one half percent (61.5%) of the outstanding common stock of Fan-Tastic, Inc. as of June 30, 2000, divided by 100,000.

          (c) Each holder of a Series D Preferred Stock may elect to convert pursuant to paragraph 3(a) or 3(b) above.

          (d) Within 100 days of the end of the Corporation's fiscal year dated March 31, 2000, the Corporation shall give notice to all holders of record of the Series D Preferred Stock of their right to convert and the notice shall set forth the calculation by the Corporation of the number of LTI Common Stock or FTI Common Stock into which the Series D Preferred Stock is convertible. In the event the holders of the Series D Preferred Stock question the calculation of the Corporation, the determination of the Corporation's independent auditor shall be final and binding on the holders of the Series D Preferred Stock. Within 90 days of receipt of the notice from the Corporation, the holders of

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record of the Series D  Preferred  Stock  shall have the right to give notice in writing to the Corporation of the election to convert the Series D Preferred Stock and whether they desire to convert pursuant to paragraph 3(a) or 3(b).

          (e) In the event all shares of Series D Preferred Stock have not been converted into either LTI Common Stock or FTI Common Stock by October 15, 2000 the same shall be automatically converted into LTI or FTI Common Stock based upon the stock which a majority of the holders of Series D Preferred Stock who have converted elected to convert to. In addition, at such time as a registration statement shall be filed with the United States Securities and Exchange Commission to register the common shares of Fan-Tastic, Inc. to be distributed or sold to the public, the right pursuant to paragraph 3(b) to convert the Series D Preferred Stock into FTI Common Stock shall terminate. Not less than 30 days prior to such a registration statement being filed, the Corporation shall give written notice to the holders of record of the Series D Preferred Stock of their final right to convert into FTI Common Stock. This right must be exercised within 10 days of receipt of the notice from the Corporation.

          (f) In order to receive share certificates representing the Common Stock into which the Series D Preferred Stock was converted, the holder thereof shall surrender to the Corporation the certificate or certificates for Series D Preferred Stock (or, in the case of a lost or destroyed certificate, proof of loss or destruction and indemnity as required by the Corporation). The Corporation will, as soon as practicable thereafter, deliver to such holder, or to his nominee or nominees, a certificate or certificates for the number of full shares of Common Stock to which he shall be entitled as aforesaid, together with an amount in cash with respect to any fractional share, as provided in Paragraph 6.

          (g) The conversion rate provided in clause (ii) above shall be subject to adjustment as set forth in Paragraph 6. Upon each adjustment of the conversion rate a written instrument signed by an officer of the Corporation setting forth the adjustment and accompanied by an opinion of an independent public accountant or accountants (who may be the independent public accountant or accountants then acting as auditor or auditors for the Corporation) setting forth the computation of the adjustment and a summary of the facts upon which it is based, together with a copy of the resolutions, if any, of the Board of Directors passed in connection therewith, shall forthwith be filed with the Transfer Agent for the Series D Preferred Stock and made available for inspection by stockholders, and any adjustment so evidenced, made in good faith, shall be binding upon all stockholders and the Corporation.

          (h) All shares of the Series D Preferred Stock which shall have been converted into Common Stock as herein provided shall not be reissued as Series D Preferred Stock but shall have the status of authorized and unissued shares of Preferred Stock undesignated as to series.

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

    4.    Priority of Series D Preferred Stock on Dissolution.

          In the event of any dissolution, liquidation or winding-up of the affairs of the Corporation, whether voluntary or involuntary, after payment or provision for payment of the debts and other liabilities of the Corporation, the holders of Series D Preferred Stock shall be entitled to receive, out of the net assets of the Corporation, an amount equal to $10.00 per share and no more, before any distribution shall be made to the holders of Common Stock; provided, however, that no such distribution shall be made to the holders of Series D Preferred Stock unless at the same time a like proportionate distribution shall be made, ratably in proportion to the respective amounts payable upon dissolution, liquidation or winding-up of the affairs of the Corporation, to the holders of all shares of Preferred Stock of all other series, if any, then outstanding and ranking as to distribution of assets on a parity with the Series D Preferred Stock. Neither the merger or consolidation of the Corporation, nor the sale, lease or conveyance of all or a part of its assets, shall be deemed to be a liquidation, dissolution or winding- up of the affairs of the Corporation within the meaning hereof.

    5.    Voting Powers of Series D Preferred Stock.

          (a) The holders of Series D Preferred Stock shall have no voting rights except as specifically provided by this Paragraph 5 and by applicable law.

          (b) The holders of all of the outstanding Series D Preferred Stock, as a class, shall have the right to elect one member to the Board of Directors of the Corporation.

          (c) Without the affirmative vote or written consent of the holders of the least one-half of the aggregate number of shares of Series D Preferred Stock outstanding, unless the vote or consent of a greater number of shares shall then be required by law, the Corporation shall not, by action of the Articles of Incorporation, or by an amendment to the Articles of Incorporation or by merger or consolidation or in any other manner, (A) authorize any class or series of stock, or designate any series of the Preferred Stock ranking, either as to the payment of dividends or distribution of assets, prior to the Series D Preferred Stock or (B) change the rights, preferences or limitations with respect to the Series D Preferred Stock in any material respect prejudicial to the holders thereof, but nothing herein contained shall, except as provided in subclause (A) of this clause (ii) of Paragraph 5(b), require such a vote or consent (1) in connection with any increase in the total number of authorized shares of Common Stock or Preferred Stock, or of any series of Preferred Stock, not ranking prior to the Series D Preferred Stock as to payment of dividends or distribution of assets, (2) in connection with the authorization or increase of any class or series of stock ranking junior to or on a parity with the Series D Preferred

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

Stock as to payment of dividends and distribution of assets, or (3) in connection with the fixing of any of the particulars of shares of other series of Preferred Stock, not ranking prior to the Series D Preferred Stock as to payment of dividends or distribution of assets, that may be fixed by the Board of Directors as provided in the Articles of Incorporation.

    6.    Adjustment of Conversion Rate.

          The rate at which each share of Series D Preferred Stock may be converted into Common Stock (hereinafter called the conversion rate) shall be subject to the following adjustments:

          (a) While any such shares of the Series D Preferred Stock shall be outstanding, in case this Corporation shall subdivide the outstanding shares of Common Stock into a greater number of shares of Common Stock, or combine the outstanding shares of Common Stock into a smaller number of shares of Common Stock, the conversion rate in effect immediately prior to such subdivision or combination, as the case may be, shall be proportionately increased or decreased, as the case may require, such increase or decrease to become effective immediately after the opening of business on the date following the day upon which such subdivision or combination becomes effective.

          (b) Any dividend to holders of Common Stock in shares of Common Stock equal in number to twenty-five percent (25%) or more of the total number of shares of the Common Stock outstanding at the closing of business on the record date fixed for the determination of the stockholders entitled to such dividend shall be considered a subdivision of the outstanding shares of Common Stock (and not a dividend under clause (c) of this Paragraph 6) and an adjustment in the conversion rate shall be made in accordance with the provisions of clause (a) of this Paragraph 6 with respect to the subdivision of outstanding shares of Common Stock.

          (c) If this Corporation shall declare and pay to the holders of the Common Stock a dividend in Common Stock, the conversion rate in effect immediately prior to the record date fixed for the determination of the stockholders entitled to such dividend shall be increased proportionately to the amount of Common Stock so paid as a dividend, such adjustment to become effective immediately after the opening of business on the day following the record date for the determination of the Corporation's stockholders entitled to receive such dividend. If the Corporation shall declare and pay to the holders of the Common Stock a dividend in any securities of the Corporation convertible into Common Stock, such dividend shall, for all purposes of clause (c) of this Paragraph 6, be deemed a dividend of the maximum number of shares of Common

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Stock into which such securities are convertible,  but shall no longer be deemed such a dividend in Common Stock whenever and to the extent that such right of conversion shall terminate without having been exercised.

          (d) No adjustment of the conversion rate shall be made by reason of the issuance of common stock in exchange for cash, property or services.

(e) In case the Corporation shall be recapitalized or shall be consolidated with or merged into, or shall sell or transfer its property and assets as, or substantially as, an entirety, proper provisions shall be made as part of the terms of such recapitalization, consolidation, merger, sale or transfer whereby the holder of any shares of the Series D Preferred Stock outstanding immediately prior to such event shall thereafter be entitled to such conversion rights with respect to securities of the corporation resulting from such recapitalization, consolidation or merger, or to which such sale or transfer shall be made, as shall be substantially equivalent to the conversion rights provided for herein with respect to such Series D Preferred Stock.

          (f) No fraction of a share of Common Stock shall be issued upon any conversion but, in lieu thereof, there shall be paid an amount in cash equal to the same fraction of the market value of a full share of Common Stock.

          (g) Notwithstanding the above provisions of this paragraph 6, no adjustment shall be made in the rate of conversion of the Series D Preferred Stock into Common Stock as a result of the reverse stock split currently contemplated by the Corporation whereby the existing Common Stock will be reverse split on a one-for-twenty basis on or about March 27, 1997.

    7.    No Stock Repurchases.

          Notwithstanding anything to the contrary herein or in the Articles of Incorporation of the Corporation, no shares of any other class or series of Preferred Stock or of Common Stock, other than the outstanding Series C
Preferred Stock of the Corporation, shall be purchased or redeemed by the Corporation without the affirmative vote of the holders of a majority of the outstanding shares of Series D Preferred Stock.

    8.    Other Rights.

          Except as provided by law, the shares of Series D Preferred Stock shall not have any designation, preferences, or relative, participating, optional or other special rights, or qualifications, limitations or restrictions thereof, other than as set forth herein and in the Articles of Incorporation of this Corporation.


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    9.    Definitions.

          (a) As used in this document "net income" shall mean all revenues less all expenses before interest and tax.

          (b) "Average trading price" or "market value" shall be the average of the daily closing prices for the 20 consecutive trading days ending on the last full trading day on the exchange or market specified in the succeeding sentence prior to the determination date. The closing price for any day shall be the last reported sale price or, in case no such reported sale takes place on such day, the average of the closing bid and asked prices for such day, in each case (1) on the principal national securities exchange on which the shares of Common Stock are listed or to which such shares are admitted to trading or (2) if the Common Stock is not listed or admitted to trading on a national securities exchange, in the over-the-counter market as reported by NASDAQ or any comparable system or (3) if the Common Stock is not listed on NASDAQ or a comparable system, as furnished by two members of NASDAQ selected from time to time in good faith by the Board of Directors of the Corporation for that purpose. In the absence of all of the foregoing, or if for any other reason the current market price per share cannot be determined pursuant to the foregoing provisions of this paragraph, the current market price per share shall be the fair market value thereof as determined in good faith by the Board of Directors of the Corporation.

     IN WITNESS WHEREOF, we have executed and subscribed this Certificate of Designations and do affirm the foregoing as true under penalties of perjury this 17th day of March, 1997.

     ATTEST:


     --------------------------------        -----------------------------------
     Stephen B. Spencer, Secretary           Karl Badger, President


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